ADVENTRX PHARMACEUTICALS REPORTS FIRST QUARTER 2009
FINANCIAL RESULTS

SAN DIEGO – May 12, 2009 – ADVENTRX Pharmaceuticals, Inc. (NYSE Amex: ANX) today reported financial results for the three-month period ended March 31, 2009.

Three-Month Period Ended March 31, 2009 Operating Results

ADVENTRX’s net loss was $3.2 million, or $0.03 per share, for the three-month period ended March 31, 2009, compared to a net loss of $5.9 million, or $0.07 per share, for the same period in 2008. Included in the net loss for the three-month period ended March 31, 2009 were charges associated with the Company’s October 2008 and January and March 2009 reductions in force. Also included in the net loss for the three-month period ended March 31, 2009 were non-cash, share-based compensation expenses amounting to $0.2 million, compared to $0.6 million for the same period in 2008.

Research and development, or R&D, expenses decreased by $2.2 million, or 57%, to $1.6 million for the three-month period ended March 31, 2009, from $3.8 million for the same period a year ago. The decrease was primarily due to a $0.6 million decrease in external clinical trial expenses related to CoFactor®, a $1.0 million decrease in non-clinical expenses related to ANX-514 and ANX-530, a $0.5 million decrease in personnel costs related to reductions in staff and a $0.3 million decrease in share-based compensation expense, offset by a $0.2 million increase in clinical trial expenses related to ANX-514. R&D expenses for the three-month period ended March 31, 2009 included non-cash, share-based compensation expense amounting to less than $0.1 million, compared to $0.3 million for the same period a year ago.

Selling, general and administrative, or SG&A, expenses decreased by $0.6 million, or 25%, to $1.8 million for the three-month period ended March 31, 2009, from $2.4 million for the same period a year ago. The decrease was primarily due to a $0.3 million decrease in personnel costs related to reductions in staff, a $0.2 million decrease in legal and professional services and a $0.1 million decrease in business insurance. SG&A expenses for the three-month period ended March 31, 2009 included non-cash, share-based compensation expenses amounting to $0.2 million, compared to $0.3 million for the same period a year ago.

Interest and other income was negligible for the three-month period ended March 31, 2009, compared to $0.3 million for the same period a year ago.

Balance Sheet Highlights

As of March 31, 2009, the Company had cash and cash equivalents totaling $5.3 million and stockholders’ equity of $3.0 million.

About ADVENTRX Pharmaceuticals

ADVENTRX Pharmaceuticals is a biopharmaceutical company whose product candidates are designed to improve the safety and commercial potential of existing cancer treatments. In December 2008, the Company announced that it is exploring a range of strategic options, including the sale or disposition of one or more of its product candidate programs, a strategic business merger and other transactions that maximize the value of the Company’s assets. In January and March 2009, the Company announced headcount reductions and cost containment measures to provide additional time to consummate a strategic transaction or otherwise obtain financing. In May 2009, the Company announced that the primary endpoint in its bioequivalence study of ANX-514 was not met, that the resulting uncertainty around the cost and timeline to FDA approval of ANX-514 may adversely impact the Company’s on-going strategic transaction discussions, and that, in light of its working capital, the Company is evaluating both its strategic and non-strategic options.

Forward Looking Statements

ADVENTRX cautions you that statements included in this press release that are not a description of historical facts are forward-looking statements that involve risks and assumptions that, if they materialize or do not prove to be accurate, could cause ADVENTRX’s results to differ materially from historical results or those expressed or implied by such forward-looking statements. These risks and uncertainties include, but are not limited to: the risk that ADVENTRX will liquidate its assets, entirely wind-down its operations and dissolve; the risk that, based on its current working capital, and the estimated costs associated with seeking approval for and implementing a plan of liquidation, ADVENTRX’s remaining capital available for distribution to its stockholders, if any, will be insignificant; the risk that ADVENTRX will be unable to consummate a strategic or partnering transaction or otherwise raise sufficient capital on a timely basis, or at all, to continue as a going concern, including as a result of negative perceptions of the data from its bioequivalence study of ANX-514; the risk that ADVENTRX’s recent cost-containment measures, including the discontinuation of substantially all of its development activities and fundamental business operations and reduction in force to a small, select number of full-time employees, will negatively impact its ability to consummate a strategic transaction; the potential for regulatory authorities to require additional preclinical work and/or clinical activities to support regulatory filings, including prior to the submission or the approval of a New Drug Application for ANX-530 and ANX-514, and the impact of increased uncertainty regarding the need for such activities on strategic, partnering and capital-raising transactions; the risk that the departure of ADVENTRX’s former Chief Executive Officer and President, its former Executive Vice President and Chief Financial Officer and/or its reduced workforce and leadership by officers who do not have substantial previous experience in executive leadership roles will negatively impact its ability to attract a strategic or other partner, raise capital or maintain effective disclosure controls and procedures or internal control over financial reporting; the risk the FDA will determine that ANX-530 and Navelbine® and/or ANX-514 and Taxotere® are not bioequivalent, including as a result of performing pharmacokinetic equivalence analysis based on a patient population other than the population on which ADVENTRX based its analysis or determining that increased docetaxel blood-levels during and immediately following infusion are clinically relevant; the risk of investigator bias in reporting adverse events as a result of the open-label nature of the ANX-530 bioequivalence study, including bias that increased the reporting of adverse events associated with Navelbine and/or that decreased the reporting of adverse events associated with ANX-530; difficulties or delays in manufacturing, obtaining regulatory approval for and marketing ANX-530 and ANX-514, including validating commercial manufacturers and suppliers and the potential for automatic injunctions regarding FDA approval of ANX-514; the risk that the performance of third parties on whom ADVENTRX relies to conduct its studies or evaluate the data, including clinical investigators, expert data monitoring committees, contract laboratories and contract research organizations, may be substandard, or they may fail to perform as expected; the risk that ADVENTRX’s common stock will be delisted by the NYSE Amex (formerly, the American Stock Exchange), including as a result of failing to maintain sufficient stockholders’ equity or a sufficient stock price; the risk that ADVENTRX is unable to file timely required reports with the Securities and Exchange Commission; the risk that ADVENTRX will trigger a “maintenance failure” under that certain Rights Agreement, dated July 27, 2005, as amended, and be required to pay liquidated damages, including as a result of losing its eligibility to use Form S-3 if its common stock is delisted from the NYSE Amex or it is not timely in its filings with the Securities and Exchange Commission; and other risks and uncertainties more fully described in ADVENTRX’s press releases and periodic filings with the Securities and Exchange Commission. ADVENTRX’s public filings with the Securities and Exchange Commission are available at www.sec.gov.

You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date when made. ADVENTRX does not intend to update any forward-looking statement as set forth in this press release to reflect events or circumstances arising after the date on which it was made.

[Tables to Follow]

ADVENTRX Pharmaceuticals, Inc.
(A Development Stage Enterprise)
Summary Consolidated Financial Information
(In 000s except for per share data)
Consolidated Statement of Operations Data:
	Three months ended March 31,
	2009	2008
	(unaudited)	(unaudited)
Revenues	$300	$—
Operating expenses:
Research and development	1,647	3,820
In-process research and development
Selling, general and administrative	1,779	2,365
Depreciation and amortization	33	47
Total operating expenses	3,459	6,232
Loss from operations	(3,159)	(6,232)
Interest / Other income	2	299
Loss before income taxes	(3,157)	(5,933)
Provision for income taxes	—	—
Net loss	$(3,157)	$(5,933)
Net loss per share – basic and diluted	$(0.03)	$(0.07)
Weighted average shares – basic and diluted	90,253	90,253
Balance Sheet Data:
	March 31, 2009	March 31, 2008
	(unaudited)	(unaudited)
Total cash and investments in securities	$5,307	$28,807
Net working capital	2,785	25,384
Total assets	6,191	29,854
Total liabilities	3,179	4,102
Stockholders’ equity	3,012	25,752